Exhibit 99.1
Press Release
DENVER, CO – July 28, 2020	Contact: Trent Trujillo
Phone: 720.283.6135

UDR ANNOUNCES SECOND QUARTER 2020 RESULTS

UDR, Inc. (the “Company”) Second Quarter 2020 Highlights:

●	Net income per share was $0.19, Funds from Operations (“FFO”) per share was $0.51, FFO as Adjusted (“FFOA”) per share was $0.51, and Adjusted FFO (“AFFO”) per share was $0.47.
●	Net income attributable to common stockholders was $56.7 million as compared to $34.6 million in the prior year period. The increase was primarily due to net operating income (“NOI”) growth and gains from the sale of communities during the quarter, partially offset by increased depreciation from communities acquired during 2019 and 2020 as well as the Company recording bad debt reserves against its residential and retail revenues of $5.5 million and $3.5 million, respectively.
●	Year-over-year (“YOY”) Combined Same-Store revenue, expense and NOI growth / (decline) was (2.1) percent, 2.5 percent and (4.0) percent, respectively. The Company’s second quarter Combined Same-Store bad debt reserve totaled $4.5 million. Absent this reserve, Combined Same-Store revenue and NOI growth / (decline) would have been (0.4) percent and (1.6) percent, respectively.
●	The Company continues to implement its Next Generation Operating Platform, which drove a Combined Same-Store controllable expense decline of (2.0) percent YOY and helped to maintain controllable operating margin of 84.3 percent, equal to the prior year period despite a decline in Combined Same-Store revenue due to the impact of COVID-19.
●	The Company’s Combined Same-Store operating margin (property NOI divided by property rental income) was 70.2 percent as compared to 71.5 percent in the prior year period. The decrease is primarily due to a decline in Combined Same-Store revenue and increases in real estate taxes and reserves for bad debt.
●	As previously announced, the Company sold Waterscape, a 196-home community located in Kirkland, WA, for gross proceeds of $92.9 million and Borgata Apartment Homes, a 71-home community located in Bellevue, WA, for gross proceeds of $49.7 million.
●	The Company executed a rate lock agreement to refinance its only remaining 2020 maturity, a $79.5 million, 4.35 percent fixed rate mortgage loan, with a $160.9 million, 2.62 percent 10.5-year secured loan. The Company expects to close on the refinancing transaction during the third quarter of 2020.

Subsequent to Quarter-End Highlights:

●	The Company is providing a summary of recent operations, as of July 24, which can be found on page 4 of this Press Release. Highlights include: (1) total revenue billed remained relatively consistent throughout the second quarter, (2) cash collections were 97.5 percent on a base of $322.6 million in billed revenue, (3) weighted average physical occupancy was 96.3 percent, and (4) traffic, qualified leads, and applications showed sequential monthly improvement.
●	As previously announced, the Company issued $400.0 million of unsecured debt at an effective interest rate of 2.11 percent with 12.0 years to maturity. A portion of the proceeds were / will be used to prepay $245.8 million of 4.64 percent secured debt originally due in 2023 and to purchase $116.9 million of 3.75 percent unsecured debt originally due in 2024 pursuant to the previously-announced tender offer.
●	The Company, through its Developer Capital Program, invested $40.0 million into a 534-home community in Queens, NY. The investment yields 13.0 percent on the Company’s capital outstanding with 5.0 years until expected redemption and includes profit participation upon a liquidity event.
●	The Company amended its $75.0 million working capital credit facility to extend its maturity from January 2021 to January 2022. The interest rate on the facility remains LIBOR plus a spread of 82.5 basis points.

“UDR continues to operate at a high level due to the capabilities of our Next Generation Operating Platform, and is in a strong liquidity position to execute on the diverse set of opportunities our experienced teams continue to identify. However, ongoing regulatory impediments as well as the uncertainties surrounding the cadence of state re-openings limit our ability to provide guidance for the remainder of 2020,” said Tom Toomey, UDR’s Chairman and CEO. “I commend our associates for the hard work, dedication, and compassion they have shown in collaboration with our residents through this difficult time.”

	Q2 2020	Q2 2019	YTD 2020	YTD 2019
Net income per common share, diluted	$0.19	$0.12	$0.21	$0.21
Conversion from GAAP share count	(0.015)	(0.010)	(0.016)	(0.018)
Net gain on the sale of depreciable real estate owned, incl. JVs	(0.191)	(0.017)	(0.191)	(0.017)
Depreciation and amortization, including JVs	0.511	0.432	1.024	0.852
Noncontrolling interests and preferred dividends	0.017	0.012	0.021	0.022
FFO per common share and unit, diluted	$0.51	$0.54	$1.04	$1.05
Promoted interest on settlement of note receivable, net of tax	-	-	-	(0.021)
Legal and other costs	0.005	-	0.007	0.012
Net gain on the sale of non-depreciable real estate owned	-	(0.017)	-	(0.017)
Unrealized (gain)/loss on unconsolidated technology investments, net of tax	(0.010)	-	(0.010)	(0.001)
Severance costs and other restructuring expense	-	-	0.005	-
Casualty-related charges/(recoveries), including JVs, net	0.001	0.001	0.005	0.002
FFOA per common share and unit, diluted	$0.51	$0.52	$1.05	$1.02
Recurring capital expenditures	(0.039)	(0.041)	(0.068)	(0.065)
AFFO per common share and unit, diluted	$0.47	$0.48	$0.98	$0.96

A reconciliation of FFO, FFOA and AFFO to GAAP Net income attributable to common stockholders can be found on Attachment 2 of the Company’s second quarter Supplemental Financial Information.

Operations

In the second quarter, total revenue increased by $25.9 million year-over-year, or 9.2 percent, to $307.3 million. This increase was primarily attributable to growth in revenue from acquisition communities.

Second quarter Combined Same-Store NOI decreased 4.0 percent year-over-year, driven by a Combined Same-Store revenue decline of 2.1 percent and Combined Same-Store expense growth of 2.5 percent. Absent the Company’s bad debt reserve, Combined Same-Store revenue would have declined 0.4 percent. Weighted average Combined Same-Store physical occupancy decreased by 50 basis points to 96.3 percent versus the prior year period. The second quarter annualized rate of turnover decreased by 620 basis points versus the prior year period to 48.9 percent.

Summary of Combined Same-Store Results Second Quarter 2020 versus Second Quarter 2019

				(1)
Region	Revenue Growth / (Decline)	Expense Growth / (Decline)	NOI Growth / (Decline)	% of Combined Same-Store Portfolio(1)	Physical Occupancy(2)	Number of Homes(3)
West	(3.0)%	1.5%	(4.4)%	39.7%	95.6%	13,086
Mid-Atlantic	(0.9)%	2.5%	(2.3)%	23.6%	97.0%	10,762
Northeast	(6.6)%	4.7%	(11.4)%	13.7%	94.2%	4,080
Southeast	1.5%	9.6%	(2.0)%	11.2%	97.3%	7,428
Southwest	0.9%	(2.9)%	3.6%	7.1%	96.9%	5,136
Other Markets	(1.0)%	(1.5)%	(0.8)%	4.7%	96.4%	2,147
Total	(2.1)%	2.5%	(4.0)%	100.0%	96.3%	42,639
(1)	Based on Q2 2020 Combined Same-Store NOI.
(2)	Weighted average Combined Same-Store physical occupancy for the quarter.
(3)

During the second quarter, 42,639 apartment homes were classified as Combined Same-Store. The Company defines QTD Combined Same-Store Communities as those communities stabilized for five full consecutive quarters, including the 11 Joint Venture communities acquired in 2019 totaling 3,619 homes as if they were 100 percent owned by UDR during all periods presented. Combined Same-Store communities were owned and had stabilized physical occupancy and operating expenses as of the beginning of the quarter in the prior year, were not in process of any substantial redevelopment activities, and were not held for disposition.

In the second quarter, sequential Combined Same-Store NOI decreased 5.1 percent, driven by a Combined Same-Store revenue decline of 3.7 percent and a Combined Same-Store expense decline of 0.4 percent. Weighted average Combined Same-Store physical occupancy decreased by 70 basis points sequentially to 96.3 percent.

In the table below, the Company has provided components of revenue contribution that drove the year-over-year and sequential decreases in Combined Same-Store revenue. The decreases are a result of the following:

	(1)		(1)
	Year-Over-Year		Sequential
Revenue Components	Q2 2019 ($ millions) (1)	Contribution to Growth / (Decline)(1)	Q1 2020 ($ millions) (1)	Contribution to Growth / (Decline)(1)
Combined Same-Store Revenue	$271.1		$275.7
Gross Rents	$4.6	1.7%	$0.6	0.2%
Concessions	$(1.6)	(0.6)%	$(1.9)	(0.7)%
Economic Occupancy Loss	$(2.8)	(1.0)%	$(3.3)	(1.2)%
Bad Debt Reserve	$(4.5)	(1.7)%	$(4.5)	(1.6)%
Fee and Other Income	$(1.3)	(0.5)%	$(1.2)	(0.4)%
Q2 2020	$265.4	(2.1)%	$265.4	(3.7)%
(1)	Totals may not sum to $265.4 million, (2.1)% and (3.7)%, respectively, due to rounding.

Year-to-date, for the six months ended June 30, 2020, total revenue increased by $76.8 million year-over-year, or 13.9 percent, to $628.7 million. This increase was primarily attributable to growth in revenue from acquisition communities.

Year-to-date, for the six months ended June 30, 2020, Combined Same-Store NOI decreased (0.4) percent year-over-year, driven by Combined Same-Store revenue growth of 0.3 percent and Combined Same-Store expense growth of 2.1 percent. Weighted average Combined Same-Store physical occupancy decreased by 20 basis points to 96.6 percent versus the prior year period. The year-to-date annualized rate of turnover decreased by 310 basis points versus the prior year period to 43.7 percent.

Summary of Combined Same-Store Results Year-To-Date 2020 versus Year-To-Date 2019

				(1)
Region	Revenue Growth / (Decline)	Expense Growth / (Decline)	NOI Growth / (Decline)	% of Combined Same-Store Portfolio(1)	Physical Occupancy(2)	Number of Homes(3)
West	0.1%	2.5%	(0.6)%	39.4%	96.2%	12,545
Mid-Atlantic	0.8%	1.5%	0.5%	24.0%	97.1%	10,762
Northeast	(2.1)%	5.8%	(5.7)%	13.6%	95.5%	3,892
Southeast	1.8%	5.4%	0.4%	10.9%	97.0%	7,047
Southwest	2.4%	(4.0)%	7.0%	7.3%	97.0%	5,136
Other Markets	0.6%	(0.9)%	1.3%	4.8%	96.3%	2,147
Total	0.3%	2.1%	(0.4)%	100.0%	96.6%	41,529
(1)	Based on YTD 2020 Combined Same-Store NOI.
(2)	Weighted average Combined Same-Store physical occupancy for YTD 2020.
(3)

For the six months ended June 30, 2020, 41,529 apartment homes were classified as Combined Same-Store. The Company defines YTD Combined Same-Store Communities as those communities stabilized for two full consecutive calendar years, including the 11 Joint Venture communities acquired in 2019 totaling 3,619 homes as if they were 100 percent owned by UDR during all periods presented. Combined Same-Store communities were owned and had stabilized physical occupancy and operating expenses as of the beginning of the prior year, were not in process of any substantial redevelopment activities, and were not held for disposition.

Recent Operating Trends

Due to economic challenges and related government actions and regulations as a result of COVID-19, the Company is providing a selection of operational trends through Q2 2020. Additionally, July cash revenue received as a percentage of billed revenue is consistent with April, May, and June at corresponding times of prior months.

Summary of Second Quarter Operational Trends(1)

Residential Operating Metric	Q2 2019	April 2020	May 2020	June 2020	Q2 2020
Total revenue billed ($ millions)	$277.8	$108.5	$106.9	$107.2	$322.6
Revenue recognized / reserved(2)	N/A	N/A	N/A	N/A	98.3% / 1.7%
Cash revenue collected (as % of billed)	99.6%	98.6%	97.6%	96.2%	97.5%
Leasing Traffic(3)	1,009	782	1,059	1,191	1,011
Visits or Qualified Leads(3)	28,821	3,949	7,040	11,395	22,384
Applications(3)	7,759	2,148	3,027	3,818	8,993
Lease Closing Ratio(3)	26.9%	54.4%	43.0%	33.5%	40.2%
Combined Same-Store Metrics
Weighted Average Physical Occupancy	96.9%	96.6%	96.1%	96.1%	96.3%
Effective Blended Lease Rate Growth(4)	4.4%	2.0%	0.7%	0.0%	0.8%
(1)	Metrics shown here are for the Company’s total portfolio, unless otherwise indicated, and are as of July 24, 2020.
(2)

As of June 30, 2020, the Company had collected 96.1% of Q2 2020 billed residential revenue. Of the 3.9% not collected, and based on probability of collection, the Company reserved (reflected as a reduction to revenue) approximately 1.7%, or $5.5 million, for bad debt, comprising $4.5 million from Combined Same-Store communities, $0.6 million from non-Combined Same-Store communities, and $0.4 million from the Company’s share from unconsolidated joint ventures.

(3)

The Company defines (a) Leasing Traffic as average daily leads; (b) Visits or Qualified Leads as the summation of tours taken by current and prospective residents, whether in-person (where allowed) or by virtual means, for the period indicated; (c) Applications as the total (or gross) number of applications received for the period indicated; and (d) Lease Closing Ratio as leases signed as a percentage of Visits.

(4)

The Company defines Effective Blended Lease Rate Growth as the combined proportional growth as a result of Effective New Lease Rate Growth (the increase in gross potential rent realized less concessions for the new lease term, or current effective rent, versus prior resident effective rent for the prior lease term on new leases commenced during the current quarter) and Effective Renewal Lease Rate Growth (the increase in gross potential rent realized less concessions for the new lease term, or current effective rent, versus prior effective rent for the prior lease term on renewed leases commenced during the current quarter).

Retail tenant income accounts for less than 2 percent of the Company’s consolidated NOI. During the second quarter, the Company collected 70.8 percent of billed retail revenue and reserved $3.5 million, including $0.1 million for UDR’s share from unconsolidated joint ventures, of its retail revenue based on probability of collection. Of the total retail reserve amount, $0.6 million is attributable to accounts receivable with the remainder attributable to straight-line rent receivables.

Wholly Owned Transactional Activity

As previously announced, during the quarter the Company:

●	Sold Waterscape, a 196-home community located in Kirkland, WA, for gross proceeds of $92.9 million, or $474,000 per home. At the time of sale, the 6-year-old community had a weighted average monthly revenue per occupied home of $2,476 and physical occupancy of 97 percent.
●	Sold Borgata Apartment Homes, a 71-home community located in Bellevue, WA, for $49.7 million, or $700,000 per home. At the time of sale, the 19-year-old community had a weighted average monthly revenue per occupied home of $3,301 and physical occupancy of 97 percent.

Development Activity

At the end of the second quarter, the Company’s development pipeline totaled $278.5 million, of which 47 percent of this cost had been incurred. The Company’s active pipeline includes 3 development communities, 1 each in Addison, TX, Denver, CO, and Dublin, CA, for a combined total of 878 homes. Leasing commenced at Vitruvian West Phase 2 (in Addison, TX) during the quarter.

Developer Capital Program (“DCP”) Activity

At the end of the second quarter, the Company’s DCP investments, including accrued return, totaled $419.6 million with a weighted average return rate of 9.8 percent and weighted average expected remaining term of 2.5 years.

Subsequent to quarter-end, the Company:

●	Invested $40.0 million into a 534-home multifamily development located in Queens, NY. The investment yields 13.0 percent on the Company’s capital outstanding with 5.0 years until expected redemption and includes profit participation upon a liquidity event. The community is fully capitalized, inclusive of $61.7 million of developer equity (or approximately 18 percent of the $341.7 million total project cost), and construction commenced during the fourth quarter of 2019.

Capital Markets and Balance Sheet Activity

During the quarter the Company:

●	Executed a rate lock agreement to refinance its only remaining 2020 maturity, a $79.5 million, 4.35 percent fixed rate loan due in 2020, with a $160.9 million, 2.62 percent fixed rate secured loan due in 2031. The Company expects to close on the refinancing transaction during the third quarter of 2020. The incremental proceeds are anticipated to be used to reduce the Company’s borrowings under its unsecured commercial paper program.

Subsequent to quarter-end, the Company:

●	As previously announced, issued $400.0 million of unsecured debt at an effective interest rate of 2.11 percent with 12.0 years to maturity. A portion of the proceeds were / will be used to prepay $245.8 million of 4.64 percent secured debt due in 2023 and to purchase $116.9 million of 3.75 percent unsecured debt due in 2024 pursuant to the previously-announced tender offer. The combined prepayment and make-whole amounts, netted against fair market value adjustments, totaled approximately $24.0 million.
●	Amended its $75.0 million working capital credit facility. The amendment extends the maturity date from January 2021 to January 2022. The interest rate on the facility remains equal to LIBOR plus a spread of 82.5 basis points.

At June 30, 2020, the Company had $973.7 million of liquidity through a combination of cash and undrawn capacity on its credit facilities, plus an approximate $105.0 million of incremental capital sources from the potential settlement of previously-announced forward equity sales agreements. Please see Attachment 15 of the Company’s second quarter Supplemental Financial Information for additional details on projected capital sources and uses.

The Company’s total indebtedness as of June 30, 2020 was $4.8 billion and, after completion of the aforementioned secured debt refinancing, the Company will have no remaining consolidated maturities through 2022, excluding principal amortization, amounts on the Company’s commercial paper program and amounts on the Company’s working capital credit facility. The Company ended the quarter with fixed-rate debt representing 94.4 percent of its total debt, a total blended interest rate of 3.24 percent and a weighted average years to maturity of 7.0 years. The Company’s consolidated leverage was 34.2 percent versus 32.1 percent a year ago, its consolidated net-debt-to-EBITDAre was 6.2x versus 5.4x a year ago and its consolidated fixed charge coverage ratio was 4.6x versus 4.9x a year ago.

Dividend

As previously announced, the Company’s Board of Directors declared a regular quarterly dividend on its common stock for the second quarter of 2020 in the amount of $0.36 per share. The dividend will be paid in cash on July 31, 2020 to UDR common stock shareholders of record as of July 10, 2020. The second quarter 2020 dividend will represent the 191st consecutive quarterly dividend paid by the Company on its common stock.

Supplemental Information

The Company offers Supplemental Financial Information that provides details on the financial position and operating results of the Company which is available on the Company's website at ir.udr.com.

Conference Call and Webcast Information

UDR will host a webcast and conference call at 1:00 p.m. Eastern Time on July 29, 2020 to discuss second quarter results as well as high-level views for 2020.

The webcast will be available on UDR's website at ir.udr.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the teleconference dial 877-705-6003 for domestic and 201-493-6725 for international. A passcode is not necessary.

This quarter, given the combination of a high volume of conference calls occurring during this time of year generally and the impact that the COVID-19 pandemic has had on staffing and capacity at our conference call provider, we anticipate potential delays if you dial in to be connected to the live call. As a result, we encourage stockholders and interested parties to join us for the Company’s earnings results discussion via the webcast link. If you choose to dial in to the live call, please allow extra time to be connected to the call.

A replay of the conference call will be available through August 28, 2020, by dialing 844-512-2921 for domestic and 412-317-6671 for international and entering the confirmation number, 13706590, when prompted for the passcode.

A replay of the call will also be available for 30 days on UDR's website at ir.udr.com.

Full Text of the Earnings Report and Supplemental Data

The full text of the earnings report and Supplemental Financial Information will be available on the Company’s website at ir.udr.com.

Forward-Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, the impact of the COVID-19 pandemic and measures intended to prevent its spread or address its effects, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels and rental rates, expectations concerning the joint ventures with third parties, expectations that technology will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the SEC from time to time, including the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate communities in targeted U.S. markets. As of June 30, 2020, UDR owned or had an ownership position in 51,320 apartment homes including 819 homes under development. For over 48 years, UDR has delivered long-term value to shareholders, the best standard of service to Residents and the highest quality experience for Associates.